Exhibit 99.1

ETFS Asian Gold Trust to be Terminated

New York, NY – July 14, 2015  – ETF Securities USA LLC, as sponsor (the “Sponsor”) of the ETFS Asian Gold Trust (the “Trust”), has decided to terminate the Trust effective as of August 12, 2015 (the “Termination Date”). The Sponsor regularly reviews the products that it makes available to investors in order to concentrate its offering on products that experience sufficient investor demand.  This is normal practice in the global exchange-traded product industry and follows similar reviews and announcements made in respect of selected products sponsored by the Sponsor’s affiliates in non-U.S. markets.

Notice of Termination of Trust

The last day of trading for the ETFS Physical Asian Gold Shares (NYSE Arca: AGOL) (“Shares”) on NYSE Arca, Inc. (“NYSE Arca”) will be the Termination Date, and the last day on which baskets of Shares may be created will be August 7, 2015. NYSE Arca will suspend trading in the Shares before the open of trading on August 13, 2015.

Process for Transactions Settling Following the Termination Date

Pursuant to the terms of the Depositary Trust Agreement of the Trust (the “Trust Agreement”), on any business day beginning on August 10, 2015 and continuing until 4:00 p.m. Eastern Time on November 10, 2015, shareholders may tender their Shares for redemption electronically through the facilities of the Depository Trust Company (“DTC”) to The Bank of New York Mellon, as trustee of the Trust (the “Trustee”), and receive the amount of unallocated gold represented by the tendered Shares as described below.  Shareholders that are not direct participants in DTC may only tender their Shares indirectly through entities that are direct participants in DTC.

Although gold held by the Trust following the Termination Date will continue to be held in allocated form, only unallocated gold will be delivered to the tendering shareholder’s unallocated gold account, and there will be no delivery of physical gold directly to tendering shareholders. No tender of Shares in exchange for unallocated gold will be accepted after 4:00 p.m. Eastern Time on November 10, 2015. The Trust draws to its shareholders’ attention that unallocated gold delivered to tendering shareholders may only be credited to a loco London or Singapore unallocated gold account maintained by a gold bullion clearing bank. Accordingly, holders who do not have access to such an account may wish to sell their Shares prior to the last day of trading on NYSE Arca. Otherwise, these holders will not be able to redeem their Shares, and will not receive any distribution with respect to their Shares until after the Trustee makes a final distribution to DTC and DTC makes a subsequent distribution to the registered holders as described below. Consequently, these shareholders will remain exposed to market movements in the price of gold until the Trust’s remaining gold is sold for United States Dollars as described below.

Upon receipt by the Trustee of a tendering shareholder’s Shares together with transfer instructions in proper form identifying the tendering shareholder’s unallocated gold account and payment by or for the shareholder of any fees, charges and taxes, including the $500 transaction fee, the amount of unallocated gold represented by such Shares will be delivered to the tendering shareholder’s unallocated gold account.

Final Distribution

Commencing November 11, 2015, any remaining gold held for the Trust will be sold for United States Dollars pursuant to the terms of the Trust Agreement. The Trustee will make a final distribution, in the amount received in such sale in United States Dollars as reduced by any accrued fees, charges and taxes payable from the Trust, to DTC with respect to any remaining outstanding Shares on or around November 17, 2015. In accordance with DTC rules, the cash will be distributed by DTC participants to the remaining shareholders based on the number of Shares held, and such shareholders’ Shares will be cancelled, without any tender of Shares by such shareholders.

All transaction costs incurred by the Trust in terminating the Trust will be paid by the Sponsor. However, tendering shareholders will nonetheless be subject to any fees, charges and taxes, including the $500 transaction fee, as described above, and ordinary Trust expenses will continue to accrue until the final distribution of cash.

Deregistration of the Shares

On or about August 12, 2015 the Sponsor intends to file with the Securities and Exchange Commission (the “SEC”), on behalf of the Trust, a Form 15 to voluntarily deregister the Shares and suspend reporting obligations under the Securities Exchange Act of 1934, as amended. The Trust’s duty to file periodic reports with the SEC will be suspended immediately upon the filing of the Form 15. The Sponsor expects that deregistration of the Shares will become effective 90 days after that filing.

The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest in the Shares, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may get these documents from the Trust’s website at www.etfsecurities.com/institutional/us/en-us/documents.aspx or by calling (212) 918-4954 to request them.

CONTACT:

Benoit Autier +1 212-918-4955 or Kevin Hernon +1 212-918-4957